Exhibit 99.1

GLOBE MOTORS, INC.

Consolidated Financial Statements

and

Independent Auditors’ Report

September 30, 2013 and December 31, 2012

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholders

Allied Motion Technologies Inc.

Amherst, New York

We have audited the accompanying consolidated financial statements of Globe Motors, Inc., which are comprised of the consolidated balance sheets as of September 30, 2013 and December 31, 2012, and the related consolidated statements of operations and comprehensive income, changes in stockholder’s equity, and cash flows for the nine month and twelve month periods then ended, and the related notes to the consolidated financial statements.

MANAGEMENT’S RESPONSIBILITY FOR THE CONSOLIDATED FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. This includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

AUDITORS’ RESPONSIBILITY

Our responsibility is to express an opinion on these consolidated financial statements based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Globe Motors, Inc. as of September 30, 2013 and December 31, 2012, and the results of its operations and its cash flows for the nine month and twelve month periods then ended, in accordance with accounting principles generally accepted in the United States of America.

EKS&H LLLP

January 3, 2014
Denver, Colorado

GLOBE MOTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2013	2012
Assets
Current Assets:
Cash and cash equivalents	$648	$371
Due from Affiliates, net	3,364	5,844
Trade receivables, net of allowance for doubtful accounts of $270 and $324 at September 30, 2013 and December 31, 2012, respectively	19,490	10,836
Inventories, net	9,703	7,654
Deferred tax asset	1,581	1,746
Prepaid expenses and other assets	2,333	1,483
Total Current Assets	37,119	27,934
Property, plant and equipment, net	17,128	16,895
Goodwill	44,692	44,692
Deferred tax asset	1,698	2,065
Total Assets	$100,637	$91,586
Liabilities and Stockholder’s Equity
Current Liabilities:
Accounts payable	11,562	6,575
Accrued liabilities	4,230	4,426
Total Current Liabilities	15,792	11,001
Deferred tax liability	653	751
Total Liabilities	16,445	11,752
Commitments and Contingencies
Stockholder’s Equity:
Common stock, $1.00 par value, authorized 1,000 shares; 1,000 shares issued and outstanding at September 30, 2013 and December 31, 2012.	1	1
Paid in Capital	66,397	66,397
Retained earnings	13,396	9,202
Accumulated other comprehensive income	4,398	4,234
Total Stockholder’s Equity	84,192	79,834
Total Liabilities and Stockholder’s Equity	$100,637	$91,586

See accompanying notes to consolidated financial statements.

GLOBE MOTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(in thousands)

	For the nine months ended September 30,	For the twelve months ended December 31,
	2013	2012
Revenues	$89,260	$106,479
Cost of products sold	66,803	77,436
Gross margin	22,457	29,043

Operating costs and expenses:
Selling	2,661	3,491
General and administrative	8,759	8,352
Engineering and development	4,476	5,904
Total operating costs and expenses	15,896	17,747
Operating income	6,561	11,296

Other income (expense), net:
Interest expense	(238)	(147)
Other (expense) income, net	623	1,467
Total other (expense) income, net	385	1,320
Income before income taxes	6,946	12,616
Provision for income taxes	(2,588)	(4,409)
Net income	$4,358	$8,207

Foreign currency translation adjustment	164	63
Comprehensive income	$4,522	$8,270

See accompanying notes to consolidated financial statements.

GLOBE MOTORS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

(in thousands)

			Additional		Accumulated Other	Total
	Common Stock		Paid-in	Retained	Comprehensive	Stockholder’s
	Shares	Amount	Capital	Earnings	Income	Equity
Balances, December 31, 2011	1,000	$1	$66,397	$8,093	$4,171	$78,662
Foreign currency translation adjustment	—	—	—	(63)	63	—
Net income	—	—	—	8,207	—	8,207
Dividends to Stockholder	—	—	—	(7,035)	—	(7,035)
Balances, December 31, 2012	1,000	$1	$66,397	$9,202	$4,234	$79,834
Foreign currency translation adjustment	—	—	—	(164)	164	—
Net income	—	—	—	4,358	—	4,358
Balances, September 30, 2013	1,000	$1	$66,397	$13,396	$4,398	$84,192

See accompanying notes to consolidated financial statements.

GLOBE MOTORS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the nine months ended September 30,	For the twelve months ended December 31,
	2013	2012
Cash Flows From Operating Activities:
Net income	$4,358	$8,207
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,503	2,631
Deferred Taxes	434	(1,361)
Other	(218)	14
Changes in assets and liabilities:
Trade receivables, net	(8,654)	(1,562)
Inventories, net	(2,049)	393
Prepaid expenses and other assets	(850)	(626)
Accounts payable	4,987	195
Accrued liabilities, net	2,284	3,005
Net cash provided by operating activities	2,795	10,896

Cash Flows From Investing Activities:
Purchase of property and equipment	(2,518)	(3,956)
Net cash used in investing activities	(2,518)	(3,956)

Cash Flows From Financing Activities:
Dividend paid to stockholder	—	(7,035)
Net cash provided by (used in) financing activities	—	(7,035)

Effect of foreign exchange rate changes on cash	—	—

Net increase (decrease) in cash and cash equivalents	277	(95)

Cash and cash equivalents at beginning of period	371	466

Cash and cash equivalents at end of period	$648	$371

See accompanying notes to consolidated financial statements.

During the nine months ended September 30, 2013 and the twelve months ended December 31, 2012, the Company paid cash for interest of $238 and $101, respectively.

During the nine months ended September 30, 2013 and the twelve months ended December 31, 2012, the Company paid cash for income taxes of $3,464 and $5,743, respectively.

GLOBE MOTORS, INC.

Notes to the Consolidated Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies

Business

Founded in 1940, Globe Motors, Inc. (Globe Motors or the Company) employs more than 500 employees worldwide and is headquartered in Dayton, Ohio with additional operations in Dothan, Alabama, Reynosa, Mexico and Porto, Portugal.  The Company is a provider of customized and innovative motion solutions to meet the needs of its customers in selected target market segments.

The Company’s sole shareholder is Safran USA, Inc. (“Safran”).  The Company has receivables and payables at September 30, 2013 and December 31, 2012 with Safran and other entities related to Safran which are classified as due from affiliates, net in the consolidated balance sheets.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, listed below:

Globe Motors de Mexico, S.A. de C.V. (“Globe Motors Mexico”) was formed in 2000, and is located in Reynosa, Mexico.  Globe Motors Mexico is a manufacturer of Brush DC and Gear Motors for the military and aerospace and automotive markets and actuators for sale in the military and aerospace, automotive, and industrial and commercial markets.

Globe Motors Portugal — Material Electrico Industria Automovel, LDA (“Globe Motors Portugal”) was formed in 2001 and is located in Porto, Portugal.  Globe Motors Portugal is a manufacturer of Electric Power Steering and Brushless Motor products primarily for sale in the European automotive market.

All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make certain estimates and assumptions.  Such estimates and assumptions affect the reported amounts of assets and liabilities as well as disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include instruments which are readily convertible into cash (original maturities of three months or less) and which are not subject to significant risk of changes in interest rates. Cash flows from foreign currency transactions are translated using an average rate.  As of the balance sheet dates, and periodically throughout the year, the Company has maintained balances in various operating accounts in excess of federally insured limits.

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable; however, changes in circumstances relating to accounts receivable may result in a requirement for additional allowances in the future.

Activity in the allowance for doubtful accounts for the nine months ended September 30, 2013 and year ended December 31, 2012 was as follows (in thousands):

GLOBE MOTORS, INC.

Notes to the Consolidated Financial Statements

Accounts Receivable (continued)

	September 30, 2013	December 31, 2012
Beginning balance	$324	$413
Decrease in reserves	(54)	(89)
Write-offs	—	—
Ending balance	$270	$324

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net tangible and intangible assets acquired in a business combination.

The Company adheres to guidance from FASB Accounting Standards Update (“ASU”) No. 2011-08, “Intangibles—Goodwill and Other (ASC 350): Testing Goodwill for Impairment”, which specifies that an entity has the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. Under this guidance, the Company assesses qualitative factors at least annually, or more frequently, if events or changes in circumstances indicate that the carrying value of the reporting unit is less than its carrying amount.

Based on the qualitative assessment, if the Company determines it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the Company will calculate the fair value of the reporting unit. The Company estimates the fair value of the goodwill based on a discounted cash flow model using business plans and projections as the basis for expected future cash flows. The fair value estimate is based upon level three inputs from ASC Topic “Fair Value Measurements and Disclosures”, as unobservable inputs in which there is little or no market data, which required the Company to develop its own assumptions.

The Company did not record any such impairment for the nine months ended September 30, 2013 and the twelve months ended December 31, 2012.

Long-lived assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered.  The Company looks primarily to the undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired.  The Company did not record any such impairment for the nine months ended September 30, 2013 and the twelve months ended December 31, 2012.

Warranty

The Company offers warranty coverage for its products.  The length of the warranty period for its products varies significantly based on the product being sold.  The Company estimates the costs of repairing products under warranty based on the historical average cost of the repairs. The assumptions used to estimate warranty accruals are reevaluated periodically in light of actual experience and, when appropriate, the accruals are adjusted. Estimated warranty costs are recorded at the time of sale of the related product, and are considered a cost of sale.

GLOBE MOTORS, INC.

Notes to the Consolidated Financial Statements

Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	September 30, 2013	December 31, 2012
Compensation and fringe benefits	$2,290	$1,957
Warranty reserve	429	429
Other accrued expenses	1,511	2,040
	$4,230	$4,426

Foreign Currency Translation

The assets and liabilities of the Company’s foreign subsidiaries are translated using end of period exchange rates. Changes in reported amounts of assets and liabilities of foreign subsidiaries that occur as a result of changes in exchange rates between foreign subsidiaries functional currencies and the US dollar are included in foreign currency translation adjustment.  Foreign currency translation adjustment is included in other comprehensive income, a component of stockholder’s investment in the accompanying consolidated statement of stockholder’s equity and comprehensive income.  Revenue and expense transactions use an average rate prevailing during the month of the related transaction. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Engineering and Development Costs

Engineering and development costs are expensed as incurred.

Revenue Recognition

The Company recognizes revenue when products are shipped or delivered (shipping terms may be either FOB shipping point or destination) and title has passed to the customer, persuasive evidence of an arrangement exists, the selling price is fixed or determinable, and collectability is reasonably assured.

Comprehensive Income

Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by and distributions to stockholders. Comprehensive income (loss) includes net income (loss) and foreign currency translation adjustments.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740 “Income Taxes.” Consistent with guidance in “Income Taxes”, the current provision for income taxes represents actual or estimated amounts payable or refundable on tax return filings for each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying consolidated balance sheet. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period.

The guidance in “Income Taxes” requires that realization of an uncertain income tax position must have a “more likely than not” probability of being sustained based on technical merits before it can be recognized in the financial statements, assuming a review by tax authorities having all relevant information and applying current conventions. The Company does not have significant unrecognized tax benefits and does not anticipate a significant increase or decrease in unrecognized tax benefits within the next twelve months.  Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses.  No interest or penalties have been assessed as of September 30, 2013.

The Company files income tax returns in various U.S. and foreign taxing jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal and state tax examinations in its major tax jurisdictions for periods before 2009. The Company is no longer subject to tax examinations in Portugal for periods before 2009.

GLOBE MOTORS, INC.

Notes to the Consolidated Financial Statements

Concentration of Credit Risk

Trade receivables subject the Company to the potential for credit risk. To reduce this risk, the Company performs evaluations of its customers’ financial condition and creditworthiness at the time of sale, and updates those evaluations when necessary.

During the nine months ended September 30, 2013 and the twelve months ended December 31, 2012, one and two customers accounted for 33% and 39%, respectively, of revenues.  At September 30, 2013 and December 31, 2012, three and two customers accounted for 72% and 45%, respectively, of accounts receivable.

Note 2 — Inventories

Inventories include costs of materials, direct labor and manufacturing overhead, and are stated at the lower of cost (first-in, first-out basis) or market, as follows (in thousands):

	September 30, 2013	December 31, 2012
Parts and raw materials	$9,749	$7,563
Work-in-process	1,150	1,081
Finished goods	795	822
	11,694	9,466
Less reserves	(1,991)	(1,812)
Ending balance	$9,703	$7,654

The Company recorded provisions for excess and obsolete inventories of approximately $474,000 and $373,000 for the nine and twelve months ended September 30, 2013 and December 31, 2012, respectively.

Note 3 — Property, Plant and Equipment

Property, plant and equipment is classified as follows (in thousands):

	Useful lives	September 30, 2013	December 31, 2012
Land		$1,437	$1,414
Building and improvements	10 - 20 years	12,086	11,959
Machinery, equipment, tools and dies	3 - 7 years	71,704	66,845
Furniture, fixtures and other	3 - 7 years	5,276	5,289
Construction work in process		1,165	3,191
		91,668	88,698
Less accumulated depreciation		(74,540)	(71,803)
Property, plant and equipment, net		$17,128	$16,895

Depreciation expense is provided using the straight-line method over the estimated useful lives of the assets. Amortization of building improvements is provided using the straight-line method over the life of the lease term or the life of the assets, whichever is shorter. Maintenance and repair costs are charged to operations as incurred. Major additions and improvements are capitalized. The cost and related accumulated depreciation of retired or sold property are removed from the accounts and the resulting gain or loss, if any, is reflected in earnings.

Depreciation expense was approximately $2,503,000 and $2,631,000 for the nine and twelve months ended September 30, 2013 and December 31, 2012, respectively.

GLOBE MOTORS, INC.

Notes to the Consolidated Financial Statements

Note 4 — Warranty

The Company offers warranty coverage for its products.  The length of the warranty period for its products varies significantly based on the product being sold.  The Company estimates the costs of repairing products under warranty based on the historical average cost of the repairs. The assumptions used to estimate warranty accruals are reevaluated periodically in light of actual experience and, when appropriate, the accruals are adjusted. Estimated warranty costs are recorded at the time of sale of the related product, and are considered a cost of sale.

Changes in the Company’s reserve for product warranty claims were as follows (in thousands):

	September 30, 2013	December 31, 2012
Warranty reserve at beginning of the year	$429	$949
Provision	—	(520)
Warranty expenditures	—	—
Warranty reserve at end of year	$429	$429

During the year ended December 31, 2010, the Company established a provision to cover the expected costs of replacing certain products in the field due to an incorrect component supplied by one of the Company’s sub-contract suppliers.  During the year ended December 31, 2012, the Company determined, based on historical experience, the provision should be reduced by $520,000.

Note 5 — Lease Commitments and Contingencies

Operating Leases

At September 30, 2013, the Company maintains leases for certain facilities and equipment.  The total amount of rental payments due over the lease term is being charged to rent expense on the straight-line method over the term of the lease.

Minimum future rental commitments under all non-cancelable operating leases are as follows (in thousands):

Three months ending December 31,	Total
2013	$122

Years ending December 31,	Total
2014	$438
2015	33
2016	6
$477

Rental expense was approximately $368 and $476 for the nine and twelve months ended September 30, 2013 and December 31, 2012, respectively.

GLOBE MOTORS, INC.

Notes to the Consolidated Financial Statements

Note 6 — Foreign Operations

The Company’s wholly owned foreign subsidiaries, located in Porto, Portugal, and Reynosa, Mexico, are included in the accompanying consolidated financial statements.  The Reynosa subsidiary revenues are immaterial to the consolidated financial statements.  Financial information related to the Porto, Portugal and Reynosa, Mexico subsidiaries are summarized below (in thousands):

	September 30, 2013	December 31, 2012
Revenues derived from foreign subsidiary, net	$16,443	$9,153
Net long-lived assets as of the end of the period	$10,428	$10,676

GLOBE MOTORS, INC.

Notes to the Consolidated Financial Statements

Note 7 — Income Taxes

The provision for income taxes is based on income before income taxes as follows (in thousands):

	September 30, 2013	December 31, 2012

Domestic	$7,031	$17,773
Foreign	(85)	(5,157)
Income before income taxes	$6,946	$12,616

The income tax provision consists of the following (in thousands):

	September 30, 2013	December 31, 2012
Current provision
Domestic	$2,075	$6,136
Foreign	79	(1,114)
Total current provision	2,154	5,022
Deferred provision
Domestic	67	(613)
Foreign	367	—
Total deferred provision	434	(613)
Provision for income taxes	$2,588	$4,409

The reconciliation of the statutory federal income tax rate and the effective rate, for continuing operations, is as follows:

	Nine months ended September 30, 2013	Year ended December 31, 2012
Tax provision at statutory rate	35.0%	35.0%
State income taxes, net of federal income tax benefit	1.1%	1.6%
Dividends from subsidiaries, net of foreign tax credits	(2.6)%	(1.1)%
Effect of foreign tax rate differences	0.9%	5.5%
Change in valuation allowance	5.9%	0.0%
Other	(3.0)%	(6.0)%
Effective tax rate, continuing operations	37.3%	34.9%

For the nine months ended September 30, 2013, the difference between the statutory federal rate and the reported amount of income tax expense attributable to continuing operations is primarily due to the increase in the valuation allowance related to net operating losses generated in a foreign jurisdiction, partially offset by tax provision to tax return true-up adjustments for a prior year.  For the year ended December 31, 2012, the difference between the statutory federal rate and the effective rate is primarily due to adjustments related to prior years.

GLOBE MOTORS, INC.

Notes to the Consolidated Financial Statements

The components of the Company’s net deferred tax assets and liabilities are as follows (in thousands):

	September 30, 2013	December 31, 2012

Current deferred tax asset:
Accruals and reserves, net	$872	$1,030
Tax credits	396	288
Other	313	428
Total current deferred tax assets	$1,581	$1,746
Noncurrent deferred tax asset:
Net operating loss carryforwards	3,389	3,343
Valuation allowance	(1,691)	(1,278)
Net noncurrent deferred tax assets	$1,698	$2,065

Noncurrent deferred tax liability:
Property, plant and equipment	$653	$751
Total noncurrent deferred tax liabilities	$653	$751
Net deferred taxes	$2,626	$3,060

Deferred tax assets are assessed each reporting period to determine whether, on a more likely than not basis, the asset will be realized.   Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets.  A valuation allowance is recorded if under a more likely than not basis that a portion of the deferred tax asset will not be realized.  A portion of the Company’s deferred tax asset relates to net operating losses generated in a foreign jurisdiction.   The losses can be carried forward and utilized to offset future taxable income in that jurisdiction.   The carryforward periods vary from 4-6 years depending on the year the loss was generated, and consequently the losses will expire, if not utilized, during years 2014 — 2017.  Based on management’s evaluation and consideration of all evidence available, a valuation allowance was recorded in a previous period for the portion of the deferred tax asset that, on a more likely than not basis, will not be realized.

At September 30, 2013, management concluded that an additional valuation allowance should be recorded in relation to the possible expiration of the net operating losses.  The amount of deferred tax assets considered realizable is subject to adjustment in future periods if estimates of future taxable income are changed.

Note 8 — Related Party Transactions

The Company receives services in exchange for a management fee from its former parent company.  For the nine months ended September 30, 2013 and year ended December 31, 2012, expenses related to these services totaled $1,508,000 and $1,014,000, respectively.  These expenses are included in general and administrative expenses in the accompanying consolidated statements of operations and comprehensive income.  As of September 30, 2013 and December 31, 2012, the Company has net amounts due from affiliates of $3,364,000 and   $5,844,000, respectively.

Note 9 - Employee Benefit Plan

The Company has retirement plans (the “Plans”) covering all employees who meet the Plan’s eligibility requirements.  The amount of the Company’s annual contribution is limited to the lesser of the maximum contribution allowed by the IRS or the maximum amount allowed under the plan.  During the nine months ended September 30, 2013 and the twelve months ended December 31, 2012, the Company contributed  $746,878 and $938,000, respectively, to this Plan.

GLOBE MOTORS, INC.

Notes to the Consolidated Financial Statements

Note 10 — Commitments and Contingencies

Severance Agreements

The Company has entered into agreements with seven key employees which, among other things, provide inducement to the employees to continue to work for the Company during and after any period of a potential change in control of the Company. The agreements provide the employees with specified benefits upon the subsequent severance of employment in the event of change in control of the Company. The amount of severance payments that could be required to be paid under these contracts, if such events occur, would be approximately $2,740,000.

Litigation

In the normal course of business, the Company is party to litigation from time to time.  The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.

In June 2011, the Company initiated a legal action against one of its customers alleging breach of contract, and misrepresentation (the “Litigation”).  The ultimate outcome of the Litigation cannot be determined and no amount has been recognized for possible collection of any claims asserted in the Litigation.  See Note 11, Subsequent Events, for additional information.

Environmental

In September 2013, the Ohio Environmental Protection Agency (OEPA) issued a proposed Findings and Consent Order (FCO) naming the Company, as well as other parties, as a potentially responsible party regarding the real property at a former location.  The proposed FCO requires the potentially responsible parties to conduct an investigation as to the extent of groundwater and soil contamination; develop a remediation plan that is acceptable to the OEPA relative to the findings of such investigation and to remediate any such contamination in accordance with such remediation plan.  The Company has met with the OEPA and discussions are currently in process to determine responsible parties.  At this time the Company does not know and cannot reasonably estimate the impact of any remedies the OEPA might seek.  See Note 11, Subsequent Events, for additional information.

Note 11 - Subsequent Events

Closing of Stock Purchase Agreement

Pursuant to a stock purchase agreement dated August 22, 2013 between Allied Motion Technologies Inc., a Colorado Corporation (“Allied Motion”) and Safran USA, Inc., a Delaware corporation (“Seller”), on October 18, 2013 Allied Motion acquired all of the outstanding equity interests of the Company for approximately $90 million in cash.  The purchase price paid will be subject to adjustment to reflect, among other things, the working capital and cash on hand of the Company at the time of closing.

In connection with the closing of the stock purchase agreement, the Company and its subsidiaries assigned all of its respective rights title and interest in and to the Litigation to Seller.

Under the stock purchase agreement, Seller agreed, subject to certain limitations, to indemnify Allied Motion and the Company with respect to certain representations and warranties regarding the Company, including certain environmental special indemnities and other matters.

The Company has evaluated all subsequent events through the auditors’ report date, which is the date the consolidated financial statements were available for issuance.  There were no material subsequent events that required recognition or disclosure in the financial statements other than those discussed above.